 Exhibit 99.2

 6    Q1 FY22Letter to ShareholdersJuly 28, 2021

 2  Q1 FY22 Letter to Shareholders  July 28, 2021Dear Shareholders,Cirrus Logic delivered Q1 FY22 revenue of $277.3 million, with demand robust for components shipping in both smartphones and laptops. GAAP and non-GAAP earnings per share were $0.29 and $0.54, respectively. Our progress during the quarter included increasing penetration of our Android customers, ramping shipments with a leading laptop OEM, supporting the adoption of new content in anticipation of product launches in the latter half of the year and continuing the development of a number of new devices that are expected to fuel future revenue growth. In addition to these organic areas of progress, we are also excited to have recently acquired Lion Semiconductor, a leading provider of proprietary fast-charging and power ICs, for $335 million in cash. The acquisition adds further momentum to our strategy to drive growth through innovation in high-performance mixed-signal areas, including power, while also expanding our addressable market. With a strong product portfolio that is continuing to diversify and broaden, we believe Cirrus Logic is well-positioned for future success.   *Complete GAAP to Non-GAAP reconciliations available on page 13$ millions, except EPS  Figure A: Cirrus Logic Q1 FY22

Revenue and Gross Margins

Revenue for the June quarter was $277.3 million, down six percent sequentially and up 14 percent year over year. The reduction in revenue on a sequential basis reflects a seasonal decline in smartphones ahead of new product introductions in the second half of the calendar year, which was partially offset by an increase in sales into laptops. The year-over-year increase was driven by higher smartphone volumes in Android, content gains in smartphones and an uptick in sales in laptops. This was offset somewhat by previously noted headwinds in wired headset codecs. In Q1 FY22, revenue derived from audio and high-performance mixed-signal products represented 78 percent and 22 percent of total revenue, respectively. One customer contributed 72 percent of total revenue during the quarter. Our relationship with our largest customer remains outstanding, with design activity continuing across a wide range of products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship.

Figure B: Cirrus Logic Revenue (M) Q3 FY20 to Q2 FY22



$600
$500
$400
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$0
$375
$279
$243
$347
$486
$294
$277
$450*
Q3/FY20
Q4/FY20
Q1/FY21
Q2/FY21
Q3/FY21
Q4/FY21
Q1/FY22
Q2/FY22

*Midpoint of guidance as of July 28, 2021

In the September quarter, we expect revenue to range from $430 million to $470 million, up 62 percent sequentially and up 30 percent year over year at the midpoint. Revenue guidance includes a partial quarter of contribution from Lion Semiconductor. The anticipated increase in revenue from the prior periods reflects higher unit volumes in smartphones and content gains in certain smartphones that are expected to launch later this year. Sales on a year-over-year basis are also

Q1 FY22 Letter to Shareholders 3

being offset somewhat by previously noted headwinds in wired headset codecs which are expected to be behind us beginning Q3 FY22. In line with our previous comments, we continue to expect accelerated revenue growth for the full fiscal year driven by strong customer engagements and content gains in new products coming to market later in FY22.

GAAP gross margin in the June quarter was 50.5 percent, compared to 50.5 percent in Q4 FY21 and 52.6 percent in Q1 FY21. Non-GAAP gross margin in the quarter was 50.6 percent, compared to 50.5 percent in Q4 FY21 and 52.6 percent in Q1 FY21. The year-over-year decline is primarily driven by typical pricing reductions in excess of cost savings on certain components, a shift in product mix and, to a lesser extent, higher supply chain costs. In the September quarter, gross margin is expected to range from 50 percent to 52 percent. We believe continued supply constraints and increased costs beginning in Q4 FY22 will likely take us slightly below our long-term gross margin model of 50 percent in FY23.

Operating Profit, Earnings and Cash

Operating profit for Q1 FY22 was approximately 6.9 percent on a GAAP basis and 13.4 percent on a non-GAAP basis. GAAP operating expense was $120.8 million, down $2.6 million sequentially and up $12 million year over year. GAAP operating expense included $14.7 million in stock-based compensation and $3 million in amortization of acquired intangibles. Non-GAAP operating expense was $103.1 million, down $2.9 million sequentially and up $10.8 million year over year. The primary drivers of the changes in GAAP and non-GAAP operating expense are detailed below in order of significance in Figure C.

Figure C: Primary Drivers of Operating Expenses

	Q/Q		Y/Y
↓	Variable compensation	↑	Employee-related expenses
↑	Product Development	↑	Variable compensation
↑	Professional Services	↑	Stock-based compensation*

*Excluded from non-GAAP operating expense

GAAP R&D and SG&A expenses for Q2 FY22 are expected to range from $135 million to $141 million, including roughly $17 million in stock-based compensation and $3 million in amortization of acquired intangibles. Operating expense guidance reflects higher variable compensation, costs associated with the expansion of our power-related products team, including $3.5M of non- recurring expenses and a partial quarter of expenses related to Lion Semiconductor. The

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combination of the power-related products team expansion and the acquisition added roughly 60 engineers to our Q2 headcount, which totaled 1,513 at the end of Q1. The sequential increase in stock-based compensation is primarily due to stock awards associated with this investment in power-related products.

Figure D: GAAP R&D and SG&A Expenses (M)/Headcount Q3 FY20 to Q2 FY22



$140
$130
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$0
1,441
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1,513
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Q4 FY20
Q1 FY21
Q2 FY21
Q3 FY21
Q4 FY21
Q1 FY22
Q2 FY22
R&D
SG&A
Expense*
Headcount

*Reflects midpoint of combined R&D and SG&A guidance as of July 28, 2021

GAAP earnings per share for the June quarter was $0.29, compared to $0.42 the prior quarter and $0.30 in Q1 FY21. Non-GAAP earnings per share for the June quarter was $0.54, versus $0.66 in Q4 FY21 and $0.53 in Q1 FY21.

Our ending cash and cash equivalents balance in the June quarter was $757.3 million, down from $810.6 million the prior quarter. The company's cash and cash equivalents balance for the June quarter does not reflect recent payments made for the $335 million acquisition of Lion Semiconductor and an expected $225 million payment associated with a Capacity Reservation and Wafer Supply Commitment Agreement with GlobalFoundries. The impact of these transactions will be reflected on the Q2 FY22 balance sheet. Cash used in operations for the quarter was approximately $26.8 million. In Q1 we utilized $12.5 million to repurchase 166,264 shares at an average price of $75.19, as we halted our repurchase activity during the period of due diligence relating to our acquisition of Lion Semiconductor. As of June 26, 2021, the company has $347.5

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 6  million remaining in its current share repurchase authorization. We expect to continue our strong cash flow generation through the remainder of FY22 and will evaluate potential uses of this cash, including acquisitions and the repurchase of shares on an opportunistic basis. Taxes and Inventory For the June quarter, we realized GAAP tax expense of $2.4 million on GAAP pre-tax income of $19.6 million, resulting in an effective tax rate of 12.3 percent. Non-GAAP tax expense for the quarter was $5.4 million on non-GAAP pre-tax income of $37.6 million, resulting in an effective tax rate of 14.3 percent. Non-GAAP tax expense for the quarter includes the effect of higher non-GAAP income in various jurisdictions. We expect the worldwide non-GAAP effective tax rate to be approximately 13 percent to 15 percent for FY22. Q1 inventory was $192.7 million, up from $173.3 million in Q4 FY21. In Q2 FY22, inventory is expected to decline as we begin shipping ahead of new product launches in the back half of the calendar year and continue to manage inventory to appropriately meet customer demand. Company Strategy In Q1, we made great progress in both accelerating our sales momentum and executing on many of the key strategic initiatives that we believe will position the company for sustained growth in the longer term. These achievements move us forward in relation to each of the three growth vectors that we have previously outlined: first, strengthening our position as the leading audio supplier in smartphones; second, broadening sales of audio components in applications beyond smartphones; and third, applying our mixed-signal engineering expertise to develop solutions in new, adjacent product areas such as haptics, camera controllers and power.In audio, we delivered another strong quarter, during which we saw our devices proliferate in additional flagship and mid-tier Android smartphones. Customer engagements remained very positive and design momentum was robust across our amplifier portfolio, fueled by OEMs’ desire to deliver a differentiated audio experience with louder, high-fidelity sound. Our latest-generation high-voltage boosted amplifiers elevate the listening experience through enhanced dynamics and output power, while using advanced power and battery management techniques and algorithms that prevent speaker damage. Beyond the current generation of products, we are investing in new amplifier and smart codec architectures that we expect to keep us at the forefront of smartphone audio performance while delivering meaningful improvements in efficiency, power consumption and capability. In the June quarter we also made significant advances in bringing our portfolio of products to other markets, ramping production of boosted amplifiers and smart codecs for newly-introduced laptops,   Q1 FY22 Letter to Shareholders

 7  tablets and truly wireless headsets. We have been experiencing particularly strong design momentum with leading laptop OEMs, and sales from these components are expected to accelerate as we move through FY22. Our audio products are shipping or have been designed into four of the top five laptop OEMs, compared to one at the beginning of FY21. Our advanced audio technologies are particularly relevant for laptops and tablets, as industrial design trends towards thinner, lighter and more power-efficient devices present similar system-level challenges to those in the smartphone market. The company’s boosted amplifiers enable significantly louder, high-quality sound output from micro-speakers with limited back-volume, while making improvements to power and battery management in multi-speaker devices. As the laptop market transitions towards increased adoption of SoundWire for audio, we are also gaining traction with our traditional high-performance smart codecs and interface products and believe we are well-positioned as a supplier of premium audio solutions in this space. We expect more end products utilizing our components to come to market over the next several months and remain excited about the opportunities to expand sales of audio beyond smartphones with both new and existing customers.We are also pleased with our execution and customer engagements in the high-performance mixed-signal category over the past quarter. With customer interest high around our haptic driver and sensing solutions, we are actively engaged on new designs for smartphones, laptop touchpads, wearables and AR/VR devices, which are expected to come to market over the next 12 months. Development and design activity was also strong for our camera controller, and we began initial production ramps ahead of new product introductions in the second half of the calendar year. We believe there is an exciting path for innovation and additional value in camera controllers, and our teams are engaged on next-generation devices that offer further feature and performance enhancements. Our single largest area of both investment and growth opportunity in the high-performance mixed-signal category remains power. The company’s first-generation power conversion and control IC, which we are currently ramping, brings new technology and system-level capabilities to smartphones and adds significant diversity to our product and intellectual property mix. To further build on our investment in power and broaden our portfolio in this space, we acquired Lion Semiconductor. Doing so extends our footprint into the rapidly growing wired and wireless fast-charging market and brings considerable long-term growth potential. Lion’s unique intellectual property and switched-capacitor architectures sit close to the battery within smartphone devices and provide higher efficiency and better heat dissipation than competitor solutions. We also believe the addition of battery-centric charger products is highly complementary to our power conversion and control investments. With components shipping in volume in both flagship and mid-tier Android smartphones, the acquisition aligns well with our current target end markets, while bringing meaningful opportunities for further market diversification.   Q1 FY22 Letter to Shareholders

 8  As previously noted, Cirrus Logic has been experiencing demand significantly in excess of available capacity. While our teams have focused on working with our suppliers to meet as much demand as possible in the near term, we have also entered into a long-term Capacity Reservation and Wafer Supply Commitment Agreement with GlobalFoundries, a foundry partner for many of our strategic products. This will expand our ability to address unprecedented market demand and provide customers with much-needed supply assurance. Given our anticipated strong cash generation, we believe this agreement is a good use of our financial resources: it secures supplier commitments to capacity expansion in support of our sales growth, alleviates some of the supply uncertainty currently affecting the company and its customers, and ensures supplier investment in additional technologies for future products.In conclusion, we are excited by both the considerable current momentum across our customer base and the strategic opportunities ahead of us. With our growing investment in innovations around power and charging, increased adoption of our products in new markets and continued strengthening of our most important customer relationships, we believe we are positioned to achieve sustained growth in the coming years.   Q1 FY22 Letter to Shareholders  Summary and GuidanceFor the September quarter we expect the following results:Revenue to range between $430 million and $470 million; GAAP gross margin to be between 50 percent and 52 percent; and Combined GAAP R&D and SG&A expenses to range between $135 million and $141 million, including approximately $17 million in stock-based compensation expense and $3 million in amortization of acquired intangibles. In summary, during the June quarter we made excellent progress both in increasing our penetration of smartphones and other devices, and in executing our strategic plan. We continued to enrich and broaden our roadmap through new product development and the acquisition of Lion Semiconductor. These investments are expected to accelerate growth of our high-performance mixed-signal product line, diversify our product portfolio and expand our addressable market. With strong customer engagements and a variety of components coming to market over the next several quarters, we believe that we will deliver strong growth in fiscal year 2022 and are excited about the opportunities that lie ahead.

Sincerely,



John Forsyth
President &
Chief Executive Officer



Thurman Case
Chief Financial Officer

Conference Call Q&A Session

Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor@cirrus.com.

A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 9238026).

Use of Non-GAAP Financial Information

To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, and effective tax rate. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related stock-based compensation information that is not currently available.

Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

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10  Safe Harbor Statement Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our long-term growth opportunities; our ability to develop new products that are expected to drive future revenue growth; the ability of the Lion Semiconductor acquisition to add further momentum to our strategy to drive growth through innovation in high-performance mixed-signal areas, including power, while also expanding our addressable market; our expectation that a variety of products will come to market over the next 12 months; our expectation for accelerated revenue growth for the full fiscal year; our ability to achieve our long-term gross margin model of 50 percent; our ability to strengthen our position as the leading audio supplier in smartphones; our ability to broaden sales of audio components in applications beyond smartphones; our ability to apply our mixed-signal engineering expertise to develop solutions in new adjacent product areas such as camera controllers and power; our ability to invest in new amplifier and smart codec architectures that keep us at the forefront of smartphone audio performance while delivering meaningful improvements in efficiency, power consumption and capability; our belief that sales from products into leading laptop OEMs are expected to accelerate as we move through FY22; our ability to expand sales of audio beyond smartphones with both new and existing customers; our ability to innovate and add additional value in camera controllers; our expectation that the Capacity Reservation and Wafer Supply Commitment Agreement with GlobalFoundries will expand our ability to address unprecedented market demand and provide customers with much-needed supply assurance; our ability to secure supplier commitments to capacity expansion in support of our sales growth and alleviate some of the supply uncertainty currently affecting the company and its customers; our ability to continue to generate strong cash flow generation through FY22; effective tax rate for the full fiscal year 2022; and our forecasts for the second quarter of fiscal year 2022 revenue, profit, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquired intangibles and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the second quarter of fiscal year 2022, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; failure to win new designs or additional content as expected at Android customers; the risks of doing business internationally, including increased import/export restrictions and controls (e.g., the effect of the U.S. Bureau of Industry and Security of the U.S. Department of Commerce placing Huawei Technologies Co., Ltd. and certain of its affiliates on the Bureau’s Entity List), imposition of trade protection measures (e.g., tariffs or taxes), security and   Q1 FY22 Letter to Shareholders

 11  health risks, possible disruptions in transportation networks, and other economic, social, military and geo-political conditions in the countries in which we, our customers or our suppliers operate; recent increased industry-wide capacity constraints that may impact our ability to meet current customer demand, which could cause an unanticipated decline in our sales and damage our existing customer relationships and our ability to establish new customer relationships; the potential for increased prices due to capacity constraints in our supply chain, which, if we are unable to increase our selling price to our customers, could result in lower revenues and margins that could adversely affect our financial results; and the risk factors listed in our Form 10-K for the year ended March 27, 2021 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.Special Statement Concerning Risks Associated with the COVID-19 Pandemic and Our Forward-Looking DisclosuresWe face risks related to global health epidemics that could impact our sales, supply chain and operations, resulting in significantly reduced revenue and adversely affecting operating results. On March 11, 2020, the World Health Organization declared a pandemic related to a novel coronavirus, commonly referred to as COVID-19. We continue to expect that COVID-19 will have an adverse effect on our business, financial condition and results of operations and, with the pandemic ongoing, we are unable to predict the full extent and nature of these impacts at this time. The COVID-19 pandemic will likely heighten or exacerbate many of the other risks described in the risk factors listed in our Form 10-K for the year ended March 27, 2021, and in our other filings with the Securities and Exchange Commission.Although we have not experienced a significant reduction in our overall productivity during fiscal year 2022, we have experienced, and expect to continue to experience, disruptions to our business operations, including those resulting from remote work arrangements for the majority of our employees, the implementation of certain measures at our facilities worldwide to protect our employees’ health and safety, government stay-at-home directives, quarantines, self-isolations, travel restrictions, or other restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products in a timely manner, meet required milestones, or win new business. Any increased or additional disruptions to our business operations would likely impact our ability to continue to maintain current levels of productivity. In the longer term, the COVID-19 pandemic is likely to continue to adversely affect the economies and financial markets of many countries, leading to a global economic downturn and potentially a recession. This would likely adversely affect the demand environment for our products and those of our customers, particularly consumer products such as smartphones, which may, in turn negatively affect our revenue and operating results. Cirrus Logic, Cirrus, and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.   Q1 FY22 Letter to Shareholders

 12  Q1 FY22 Letter to Shareholders  Summary of Financial Data Below:

 13  Q1 FY22 Letter to Shareholders

 14  Q1 FY22 Letter to Shareholders